Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

HEARTWARE INTERNATIONAL, INC.,

OCEAN ACQUISITION HOLDING INC.

and

WORLD HEART CORPORATION

Dated as of March 29, 2012

TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS

i

ii

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of March 29, 2012 (this “Agreement”), among HeartWare International, Inc., a Delaware corporation (“Parent”), Ocean Acquisition Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and World Heart Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, the Boards of Directors of each of Parent and Merger Sub has approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

WHEREAS, immediately following the execution of this Agreement, Parent shall cause HWI, as the sole stockholder of Merger Sub, to adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of the Company have entered into the Voting Agreements (as defined below); and

WHEREAS, unless Parent exercises the Parent Cash Election (as defined below), for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable to the Company than those contained in the Confidentiality Agreement and which contains a “standstill” or similar provision on terms no less restrictive with respect to such Person than the terms of any “standstill” or similar provision in any agreement applicable to Parent.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Average Parent Stock Price” means the average of the per share closing prices of Parent Common Stock on NASDAQ during the 10 consecutive trading days ending on (and including) the trading day that is one calendar day prior to the date of the Effective Time.

“Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2011, including the notes thereto.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Black Scholes Value” means, in accordance with the terms of the October Warrants, with respect to any unexercised October Warrant, the value of an October Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function available through the Bloomberg Professional service determined as of 4:00:00 p.m., New York time, as of the Closing Date for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such October Warrant as of the date of the warrantholder’s election pursuant to Section 3.01(f), (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function available through the Bloomberg Professional service as of 4:00:00 p.m., New York time, on the trading day immediately following the public announcement of the Merger (using 360 as the input for the annualization factor and the Rogers-Satchell volatility estimator model), which volatility shall in no event be more than 125% or less than 60%, and, if applicable, and (iii) the underlying price per share used in such calculation shall be the fair market value of the Per Share Consideration being offered in the Merger.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash” means, as of any specific time, the difference between (a) the aggregate amount of cash and cash equivalents, including short-term marketable securities, held as of such time in the bank accounts, including money market accounts, certificates of deposit and any marketable investment security accounts, of the Company and its Subsidiaries, minus (b) the aggregate balance of all outstanding checks, money orders or similar instruments outstanding against such accounts.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Expenses” means all MiFlow VAD related expenses, including: (A) any liabilities incurred by the Company or any of its Subsidiaries after the date hereof, (B) any payments, including salaries or other compensation, made by the Company or any of its Subsidiaries to the retained MiFlow VAD research and development staff, (C) any liability or payments to consultants and contractors, (D) any liability or payments for MiFlow VAD materials, (E) any liability or payments for MiFlow VAD related travel, in each case in an amount not exceeding the amount specified in the “MiFlow Cost Analysis” attached hereto as Exhibit D;

“Company Insurance Policies” means all insurance, reinsurance or captive insurance policies (including fire and casualty, general liability, professional liability, business interruption and workers’ compensation insurance policies) under which the Company or any of its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all (a) (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property, and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, may be bound.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in applicable Law or GAAP or in any interpretation thereof that do not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); (ii) changes in the industries in which the Company and its Subsidiaries conduct their respective businesses that do not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of this Agreement or pendency of the Transactions; (iv) any change in the market price or trading volume of the Shares (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); and (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company or its Subsidiaries at the written direction of Parent or the failure of the Company or its Subsidiaries to take any action that the Company or its Subsidiaries are specifically prohibited from taking pursuant to this Agreement and were not consented to by Parent.

“Company Other Share-Based Award” means any other Share-based award issued pursuant to the Company Stock Plan.

“Company Performance Share Award” means any performance share issued pursuant to the Company Stock Plan.

“Company Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Restricted Stock Award” means any share of restricted Company Common Stock granted under the Company Stock Plan.

“Company RSU Award” means any restricted stock unit issued pursuant to the Company Stock Plan.

“Company SAR” means a Stock Appreciation Right, as defined in the Company Stock Plan.

“Company Stock Awards” means Company Stock Options, Company SARs, Company Restricted Stock Awards, Company RSU Awards, Company Performance Share Awards, Company Other Share-Based Awards and other purchase rights granted pursuant to the Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement.

“Competing Transaction” means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to result in (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries; (e) any sale or license of any Owned Intellectual Property that constitutes all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole); or (f) any combination of the foregoing.

“Competing Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, stock purchase agreement, acquisition agreement, option agreement, license agreement or other contract, commitment or agreement relating to, or which may reasonably be expected to result in or otherwise further, any Competing Transaction (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the confidentiality agreement, dated April 12, 2011, between HWI and the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; or (d) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (a) a member of a controlled group with the Company or any of its Subsidiaries for purposes of Section 414(b) of the Code or (b) under common control with the Company or any of its Subsidiaries for purposes of Section 414(c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Genesis Select Warrants” means the warrants issued by the Company pursuant to that Consulting Services Agreement, dated April 2, 2007, between World Heart Inc. and Genesis Select Corporation.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials

Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, toxic mold and radon; (e) any contaminant or pollutant; and (f) any other substance, material or waste regulated by any Governmental Authority or that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“HWI” means HeartWare, Inc., a Delaware corporation, an indirect wholly owned subsidiary of Parent.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (f) all Indebtedness of others referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means, in any and all jurisdictions worldwide, all intellectual property rights, including all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) trade secrets, know how and invention rights; and (e) registrations, applications, continuations, renewals and extensions for any of the foregoing in clauses (a)-(d).

“Intervening Event” means, with respect to the Company, a material fact, event, change, development or set of circumstances that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which fact, event, change, development or set of circumstances, or any material consequences thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to (i) the receipt, existence, or terms of any proposal, inquiry, offer or request with respect to a Competing Transaction or (ii) matters specific to Parent or any of its Affiliates, in each case, including any matter relating thereto or consequence thereof.

“IP Transaction” means any sale or license of any Company Intellectual Property.

“IRS” means the Internal Revenue Service.

“January Warrants” mean the warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated January 21, 2010, by and among the Company and the purchasers identified therein.

“knowledge of the Company” means the actual knowledge, after due inquiry, of the individuals set forth on Schedule A.

“knowledge of Parent” means the actual knowledge, after due inquiry, of the individuals set forth on Schedule B.

“LaunchPoint Note” means the $1 million 4.5% Convertible Note, dated December 2, 2009, between World Heart Inc. and LaunchPoint Technologies Inc.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Lease Documents” means, collectively, ancillary documents pertaining to Leases relating to the Real Property (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all material consents, including material consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Leased Real Property Options” means, collectively, options, rights of first offer or rights of first refusal contained in any Lease pertaining to the Leased Real Property, including any such options or rights pertaining to purchase, expansion, renewal, extension or relocation.

“License Agreement” means the non-exclusive license agreement in the form attached hereto as Exhibit A.

“Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted to use pursuant to the Company IP Agreements.

“Multiemployer Plan” means a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“Multiple Employer Plan” means a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary of the Company could incur liability under Section 4063 or 4064 of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“October Warrants” mean the warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated October 13, 2010, by and among the Company and the purchasers identified therein.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means August 31, 2012.

“Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the Transactions by Parent or otherwise prevent or materially delay Parent from performing its obligations under this Agreement.; provided, however, that the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes in applicable Law or GAAP or in any interpretation thereof that do not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (ii) changes in the industries in which Parent and its Subsidiaries conduct their respective businesses that do not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of this Agreement or pendency of the Transactions; (iv) any change in the market price or trading volume of the Parent Common Stock (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by Parent or its Subsidiaries at the written direction of the Company or the failure of Parent or its Subsidiaries to take any action that Parent or its Subsidiaries are specifically prohibited from taking pursuant to this Agreement and were not consented to by the Company; and (vii) any event, circumstance, change or effect arising directly from the decision of the FDA Circulatory System Devices Panel in its review of the Pre-Market Application for the HeartWare System for the bridge-to-transplant indication, submitted to the FDA in December 2010 (but not any underlying cause for the decision that constitutes a breach of a representation or warranty of Parent under this Agreement (without giving effect to any Material Adverse Effect qualifier)).

“Parent Preferred Stock” means preferred stock, par value $0.001 per share, of Parent.

“Per Share Consideration” means the quotient determined by dividing $8,000,000 by the number of Shares issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b)).

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, and (d) technology supporting websites, and the contents and audiovisual displays of websites.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after having received the advice of outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, reasonable expectation of consummation and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the stockholders of the Company than the Merger; provided, however, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal,” each reference to “15%” in the definition of “Competing Transaction” shall be replaced with “50%”.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Representation Letters” means tax representation letters, substantially in compliance with IRS published advance ruling guidelines and with customary assumptions, exceptions and modifications thereto, dated and executed as of the Closing Date.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

“Transfer Taxes” means real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, recording, registration and other similar Taxes which may become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

“Voting Agreements” means the Stockholder Support Agreements, each dated as of the date hereof, each in the form attached hereto as Exhibit B.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
401(k) Plan	§ 7.05(b)
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Change in the Company Recommendation	§ 7.03(d)
Closing	§ 2.02
Company	Preamble
Company Permits	§ 4.06(a)
Company SEC Reports	§ 4.07(a)
Company Stock Option	§ 3.03
Company Stock Plan	§ 3.03
Contingent Worker	§ 4.11(b)
Cooley Opinion	§ 7.09
Dissenting Shares	§ 3.04

Defined Term	Location of Definition
Effective Time	§ 2.02
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
M&A Qualified Beneficiaries	§ 7.05(c)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Notice of Change in the Company Recommendation	§ 7.03(d)(1)(C)
Notice Period	§ 7.03(d)(1)(D)
Parent	Preamble
Parent Cash Election	§ 2.04(a)
Parent SEC Reports	§ 5.06(a)
Plans	§ 4.10(a)
Proxy Statement	§ 7.01(a)
Registration Statement	§ 7.01(a)
Revised Transaction Proposal	§ 7.03(d)(1)(D)
Shares	§ 2.04(a)
Surviving Corporation	§ 2.01

Section 1.03 Interpretation; Headings.

(a) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(c) When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated.

(d) The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(h) Any action to be taken or given on or by a particular calendar day that is not a Business Day shall be deferred until the next Business Day; any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.

(i) References to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(j) References to a Person are also to its successors and permitted assigns.

(k) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; any document referred to herein means such document as amended, amended and restated, replaced, or novated (but disregarding any amendment, amendment and restatement, replacement, or novation made in breach of this Agreement).

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Closing; Effective Time. As promptly as practicable, but in no event later than the third Business Day, after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04 Conversion of Securities. (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b)) shall be converted automatically into the right to receive the number of fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”) equal to the quotient determined by dividing the Per Share Consideration by the Average Parent Stock Price and rounding the result to the nearest one-thousandth of a share, payable upon surrender of a Certificate in the manner provided in Section 3.01; provided, however, that Parent may make an irrevocable election, in its sole and absolute discretion, not later than three Business Days prior to the Effective Time (and no later than one Business Day following the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing)), upon written notice to the Company, to instead pay an amount in cash equal to the Per Share Consideration for each issued and outstanding share of Company Common Stock, in which case each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b) and any Dissenting Shares) shall be converted automatically into the right to receive the amount of cash equal to the Per Share Consideration (in which case, such amount of cash shall be the “Merger Consideration”), payable upon surrender of a Certificate in the manner provided in Section 3.01 (the “Parent Cash Election”); provided, further, however, that each holder of a certificate or certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) or book-entry shares which immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(k) or (ii) as provided by Law.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law and such certificate of incorporation; provided, however, that Article I thereof shall be amended to read as follows: “The name of the corporation is World Heart Corporation”.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a commercial bank or trust company (with the approval of the Company) to act as agent (the “Exchange Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, at the Effective Time, for the benefit of the holders of Shares, for exchange in accordance with this Article III (i) (A) book-entry shares representing the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) and (B) cash, as required to make payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.01(e) or, if Parent has exercised the Parent Cash Election, (ii) the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) (such cash and book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect to the Merger Consideration deposited after the Effective Time pursuant to Section 3.01(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(h), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor the aggregate Merger Consideration which such holder has the right to receive pursuant to Section 2.04(a) in respect of the Shares formerly represented by such holder’s Certificates or Book-Entry Shares, and, if Parent has not exercised the Parent Cash Election, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c), and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, any Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, and, if Parent has not exercised the Parent Cash Election, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c). If the Merger Consideration is paid in shares of Parent Common Stock, such shares will be issued in book-entry shares.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. To the extent that Merger Consideration is payable in shares of Parent Common Stock, no dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.01(b). To the extent that Merger Consideration is payable in shares of Parent Common Stock, subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.01(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock.

(d) No Further Rights in Company Common Stock. All Merger Consideration issued upon surrender of a Certificate or transfer of a Book-Entry Share in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Share.

(e) No Fractional Shares. To the extent that Merger Consideration is payable in shares of Parent Common Stock, no certificates, scrip, or book-entry credit representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(j) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price.

(f) October Warrants. Each unexercised October Warrant issued and outstanding immediately prior to the Effective Time shall be converted automatically into solely the right of each holder of outstanding October Warrants to elect to receive from the Surviving Corporation an amount of cash equal to the Black Scholes Value pursuant to the terms of Section 10(h) of such October Warrant (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(j)). In accordance with the terms of the October Warrants, to receive such cash a holder of an October Warrant must deliver the election request to the Surviving Corporation before the ninetieth (90th) day after the Effective Time.

(g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to

Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c).

(i) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it determines, in good faith, is required to be deducted and withheld with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and duly deposited with the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.01(c).

Section 3.02 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.03 Company Stock Options. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), to: (i) terminate the Company’s 2006 Equity Incentive Plan, as amended through the date of this Agreement (the “Company Stock Plan”); (ii) provide that each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) and each Company SAR (if any) granted under the Company Stock Plan that is held by a then-current employee, consultant or director of the Company and that remains outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time; and (iii) terminate for no consideration, as of the Effective Time, each Company Stock Option and each Company SAR (if any) that is outstanding and unexercised as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries).

Section 3.04 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, in the event Parent exercises the Parent Cash Election, any holder of Shares issued and outstanding immediately prior to the Effective Time who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at the Effective Time in accordance with Section 2.04(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect such appraisal right in accordance with the DGCL or withdraws or otherwise loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.04(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and, prior to the Effective Time, Parent shall have the reasonable right to participate in, and after the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as required under the DGCL, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands. In the event Parent does not exercised the Parent Cash Election, in accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, subject to such exceptions as set forth in (i) the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) and (ii) the Company SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Company SEC Reports that are the subject of this clause (ii) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.03):

Section 4.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws and other equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, (i) 27,217,749 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) zero Shares are held in the treasury of the Company, (iii) zero

Shares are held by the Subsidiaries of the Company, and (iv) 1,509,076 Shares are reserved for future issuance pursuant to outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. As of the date of this Agreement, 13,269,261 warrants remain outstanding, including 11,850,118 October Warrants, 1,418,726 January Warrants and 417 Genesis Select Warrants. Except as set forth in this Section 4.03 or the Voting Agreements, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character, including Company Stock Awards (other than Company Stock Options), relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, except for the Company’s right to repurchase or reacquire restricted Shares held by an employee of the Company or any of its Subsidiaries that have not vested as of the date of termination of such employee’s employment or upon any other forfeiture of a vesting condition. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances, except for Permitted Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d) There are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company.

(e) As of the date of this Agreement, the Company has not issued, and has not entered into any express or implied agreement, contract, arrangement or understanding to issue, any Company Stock Options or warrants to purchase Shares of Company Common Stock, and there are no Company Stock Options or warrants outstanding, that have an exercise price of less than twice the average of the per share closing prices on NASDAQ of shares of Company Common Stock during the ten consecutive trading days ending on (and including) the trading day immediately preceding the date hereof.

Section 4.04 Authority Relative to This Agreement. (a) The Company has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting and (iv) taken all such actions as may be required to effect the Transactions, including obtaining any necessary consents, in respect of the Company Stock Plan and the outstanding Company Stock Awards. Such approval by the Company Board is sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or any of the other Transactions.

(c) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.

Section 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with NASDAQ, and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Regulatory Compliance. (a) The Company and its Subsidiaries are and since January 1, 2010, have been in possession and operating in material compliance with all required franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to the Company or any of its Subsidiaries in connection with the ownership, lease or operation of its properties and the operation of its business consistent with its past practice (the “Company Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is in violation of (i) any Company Permit or (ii) any applicable Law, including any consumer protection, equal opportunity, patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act), except in the case of clauses (i) or (ii) as would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any applicable Law, Company Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three years that any product exemption, approval or clearance or other Company Permit is withdrawn or modified or that such an action is under consideration and the Company has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Company Material Adverse Effect.

(c) The clinical tests conducted by or, to the knowledge of the Company, with respect to the clinical trials conducted on behalf of or sponsored by the Company or its Subsidiaries or in which the Company or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with the relevant clinical trial protocols, generally accepted medical and scientific research procedures and all applicable Laws, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations. No investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(d) To the knowledge of the Company, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from a Governmental Authority relating to the Company and its Subsidiaries, their business and the Company and its Subsidiaries’ products and proposed products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(e) There have been no recalls ordered or adverse regulatory actions taken or, to the knowledge of the Company, threatened by the FDA or any other Governmental Authority with respect to any of the Company’s products, including any facilities where any such products are manufactured, processed, packaged or stored by the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company or Company products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g) Since January 1, 2010, neither the Company nor any of its Subsidiaries has been a party to any material litigation, arbitration or proceeding based upon a breach of warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability arising from the manufacture or sale of its products.

Section 4.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2009 under the Securities Act or the Exchange Act (the “Company SEC Reports”). Except as may be set forth in a writing delivered to Parent by or on behalf of the Company on or prior to the date hereof, the Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared (i) from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Except as and to the extent set forth on the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business consistent with past practices, (ii) contractual and other liabilities and obligations incurred in the ordinary course of business consistent with past practices which are not required by GAAP to be reflected on a balance sheet, (iii) contractual liabilities pursuant to the Material Contracts (excluding any contractual liabilities arising out of or resulting from a breach or violation of a Material Contract), and (iv) liabilities and obligations which are not material to the Company and its Subsidiaries taken as a whole.

(d) The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) Correct and complete copies of all written inquiries, interrogatories or comments with respect to any of the Company SEC Reports from the SEC, NASDAQ or any other Governmental Authority received since January 1, 2010, together with the Company’s responses thereto, have been furnished to Parent, and Parent has otherwise been made aware of any such oral inquiries, interrogatories or comments, together with the Company’s responses thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

(f) To the knowledge of the Company, each director and executive officer of the Company has, since January 1, 2010, filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2010, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that has, or has had, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

Section 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, Company Stock Award, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former Service Provider (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former Service Provider.

(b) None of the Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law). Neither the Company nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a Multiemployer Plan or a Multiple Employer Plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)(i) Each document prepared in connection with a Plan complies with applicable Law and each Plan has been operated in all material respects in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course). There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(d) For each Plan that is intended to be qualified under Section 401(a) of the Code, the Company has timely received a favorable determination letter from the IRS (or, where there is no determination letter but the qualified plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures) relating to the most recently completed IRS qualification cycle applicable to such Plan and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(e) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Each Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code meets the requirements of and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code. The Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. The Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to Section 457A of the Code.

(g) All Company Stock Awards have been granted in compliance with the terms of the Company Stock Plan, with applicable Law, and with the applicable provisions of the certificate of incorporation and bylaws of the Company as in effect at the applicable time, and all such Company Stock Awards are accurately disclosed as required under applicable Law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded.) All Company Stock Options have been granted with an exercise price equal to or greater than the fair market value on the date of grant of the underlying Company Common Stock.

Section 4.11 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. (i) Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b)(i) The Company and its Subsidiaries are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person. The Company has not misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or any of its Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and neither the Company nor any of its Subsidiaries employs or engages any volunteer workers, paid or unpaid interns or any other unpaid workers.

Section 4.12 Real Property; Title to Assets.

(a) Neither the Company nor any of its Subsidiaries holds title to any Owned Real Property.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases relating to the Real Property and any and all Lease Documents and includes: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such parcel of Leased Real Property and any guarantor, (iii) the terms (referencing applicable renewal and cancellation periods) and rental payment amounts pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) With respect to each of the Leases pertaining to the Leased Real Property, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise, nor has any landlord or sublandlord exercised or received any notice of exercise by a landlord or sublandlord of, any Leased Real Property Option.

(d) All rent, Taxes, and any other sums and charges currently due under all Leases pertaining to the Leased Real Property have been paid or will be paid within the applicable notice and grace period. No uncured default by the Company or any of its Subsidiaries, as the case may be, or, to the knowledge of the Company, by any landlord exists with respect to the Leased Real Property, and to the knowledge of the Company, no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

Section 4.13 Intellectual Property. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered Owned Intellectual Property, (ii) unregistered trademarks and service marks included in the Owned Intellectual Property, and (iii) other Owned Intellectual Property material to the Company or its Subsidiaries.

(b) The Company Intellectual Property includes, and the Company and its Subsidiaries have sufficient rights to use, all Intellectual Property used or held for use in connection with the operation of the Company’s and its Subsidiaries’ businesses, and there are no other items of Intellectual Property that are material to or necessary for the operation of the Company’s and its Subsidiaries’ businesses as conducted in the year preceding the date hereof, and for the continued operation of the Company’s and its Subsidiaries’ businesses immediately after the Closing in substantially the same manner as operated prior to the Closing. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, and Encumbrances, or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries has a valid license to use the Licensed Intellectual Property in connection with the operation of its respective business, subject only to the terms of the Company IP Agreements.

(c) The Company Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding Order affecting any of the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would, to the knowledge of the Company, impair the validity or enforceability thereof. The Registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s or each of its Subsidiaries’ interest therein and the chain of title thereof. There is no Action pending, asserted, or threatened in writing (A) against the Company or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (B) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ or the Company’s Affiliates’ right to use, any Company Intellectual Property. The Company and its Subsidiaries are not in violation of any agreement or arrangement with, or any obligation to, any Governmental Authority that does, or to the knowledge of the Company would, with the passage of time, (A) impair the validity or enforceability of any Owned Intellectual Property, (B) affect any of the Company’s or its Subsidiaries’ use thereof or rights thereto, including all rights to license, transfer, commercialize or otherwise exploit such Owned Intellectual Property, or (C) result in the grant of any license under, or any lien on, any Owned Intellectual Property.

(d) The operation of the businesses of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith does not, and has not in the last six years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no Action pending, asserted, or threatened in writing against any of the Company or any of its Subsidiaries concerning any of the foregoing, nor has any of the Company or any of its Subsidiaries received any written notification that a license under any other Person’s Intellectual Property is or may be required. To the Company’s knowledge, no Person is engaging, or has engaged in the last six years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information, including but not limited to trade secrets, used or held for use in connection with the operation of its business. No confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to valid and enforceable non-disclosure or license agreements that the Company or its Subsidiaries, and to the knowledge of the Company, any such Person, have not breached.

(f) No employee, independent contractor, or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property, or, to the knowledge of the Company, or any other Company Intellectual Property. To the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto transferring to the Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(g) The consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien on, any Company Intellectual Property or any Intellectual Property that is owned by or licensed to Parent or any of its Affiliates prior to the Closing, (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, or (iii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing, in the case of each of clauses (i), (ii) and (iii), pursuant to any contract, agreement, arrangement or understanding to which the Company or any Subsidiary is a party.

Section 4.14 Taxes. (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the last day of the period reflected in the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date. Neither the Company nor any of its

Subsidiaries has incurred any material liability for Taxes since December 31, 2011 other than in the ordinary course of business consistent with past practice. There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(c) Each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f) Each of the Company and its Subsidiaries (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a member of any combined, unitary or other group filing a Tax Return, (ii) is not a party to any Tax sharing, indemnification or allocation agreement and (iii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income under any applicable Law for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) transaction or deemed transaction in connection with the January 1, 2010 change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States through a plan of arrangement, or (vi) prepaid amount existing on or prior to the Closing Date.

(i) Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries makes any representations as to the amounts of, or any limitations on the ability to use, any of their net operating losses.

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. (a) In all material respects, (i) none of the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (iv) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens, or with respect to exposure to Hazardous Substances); (v) each of the Company and its Subsidiaries has all Environmental Permits; and (vi) each of the Company and its Subsidiaries has always been and is in compliance with its Environmental Permits.

(b) The Company has made available, and has caused all of its Subsidiaries to make available, to Parent copies of all environmental assessments, reports, audits and all material documents in the possession of the Company and all of its Subsidiaries, that relate to their compliance with Environmental Law and Environmental Permits or pertains to the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

Section 4.16 Material Contracts. (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts and agreements, whether written or oral, to which the Company or any of its Subsidiaries is a party (such contracts and agreements, the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries;

(ii) each contract and agreement which is likely to involve consideration of more than $100,000, in the aggregate, paid to, or received by, the Company and its Subsidiaries over the remaining term of such contract or agreement;

(iii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

(iv) all management contracts;

(v) all contracts with consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries, in excess of $20,000;

(vi) all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries in excess of $20,000;

(vii) each agreement that contains obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance), and interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than $20,000;

(viii) all contracts and agreements with any Governmental Authority;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(x) all material contracts or arrangements that result in any Person or entity holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(xi) all Company IP Agreements, other than (A) software license agreements for any third-party non-customized commercially-available software, (B) agreements between the Company or any of its Subsidiaries and their employees, consultants and independent contractors entered into in the ordinary course of business and (C) non-disclosure agreements entered into in the ordinary course of business consistent with past practices;

(xii) all clinical trial agreements;

(xiii) all contracts, agreements and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule);

(xiv) all contracts that obligate the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xv) each contract entered into after January 1, 2009 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50,000;

(xvi) each contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $20,000 and except, in the case of contracts with continuing indemnification provisions, contracts entered into in the ordinary course of business consistent with past practices;

(xvii) each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments, in the aggregate, of more than $20,000 in any one year;

(xviii) each contract with sole-source or single source suppliers of material tangible products or services that are not readily available from other suppliers; and

(xix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any claim or notice of default, termination or cancellation under any such Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Material Contracts, including any amendments, waivers or changes thereto, and has given Parent a written description of all oral contracts constituting Material Contracts.

Section 4.17 Insurance. (a) All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by the Company Insurance Policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and its Subsidiaries are engaged.

(b)(i) Each Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification of, any Company Insurance Policy; (iii) the Company or its relevant Subsidiary has paid all premiums under each Company Insurance Policy; and (iv) to the knowledge of the Company, no insurer on any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Since January 1, 2010, none of the Company or any of its Subsidiaries has (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premium will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any Company Insurance Policy will not be available in the future substantially on the same terms as are now in effect.

Section 4.18 Certain Business Practices. The Company and each of its Subsidiaries and, to the knowledge of the Company, each director, officer, agent, employee, partner and Affiliate of the Company and any of its Subsidiaries, have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 4.19 Interested Party Transactions. Except as set forth on the Company SEC Reports filed prior to the date of this Agreement, since the end of the period reflected on the Balance Sheet, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

Section 4.20 No Stockholder Rights Plan. The Company is not a party to and does not have in place any stockholder rights plan, “poison pill” agreement, or like agreement.

Section 4.21 Brokers. No broker, finder or investment banker other than Barclays Capital Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished or made available to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and Barclays Capital Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, subject to such exceptions as set forth in the Parent SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Parent SEC Reports shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Section 5.03):

Section 5.01 Corporate Organization. Each of Parent and each of its Subsidiaries, including Merger Sub, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect, and except where the concept of good standing is not recognized under the Laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries, including Merger Sub, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.03 Capitalization. (a) The authorized capital stock of Parent consists of (i) 25,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, (i) 14,129,740 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) zero shares of Parent Common Stock are held in the treasury of Parent, (iii) zero shares of Parent Common Stock are held by Subsidiaries of Parent and (iv) 996,680 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding equity awards. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 5.03, except for equity awards granted pursuant to the equity plans of Parent (including any equity plans of Parent that are approved at Parent’s 2012 annual stockholder meeting), and except for

Parent’s 3.5% Convertible Senior Notes due 2017 (as described in the Parent SEC Reports) there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by an indirect wholly owned subsidiary of Parent. Each outstanding share of capital stock of Merger Sub is owned by an indirect wholly owned subsidiary of Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.04 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or bylaws or any agreement to which Parent is a party or is bound, (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) will be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.04 Authority Relative to This Agreement; No Vote Required. (a) Each of Parent and Merger Sub has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, HWI or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

Section 5.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, permit or other instrument or obligation that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with NASDAQ and filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 5.06 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2009 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). Except as may be set forth in a writing delivered to the Company by or on behalf of Parent on or prior to the date hereof, the Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports that would reasonably be expected to delay the effectiveness of the Registration Statement. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review that would reasonably be expected to delay the effectiveness of the Registration Statement. There are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

(d) Parent has timely filed and made available to the Company all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Parent’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Parent maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent. Since January 1, 2010, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

Section 5.07 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.08 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that has, or has had, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any material property or asset of Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would have a Parent Material Adverse Effect.

Section 5.09 Operations of Merger Sub. Merger Sub is an indirect wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger. (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as expressly permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use commercially reasonable efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the required services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with suppliers, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)(A) issue, sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (except for the issuance of up to a maximum of 1,534,363 Shares issuable pursuant to Company Stock Awards outstanding on the date hereof, of which 1,534,363 are issuable pursuant to Company Stock Options;

(iii)(A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance, other than, in each case, a Permitted Encumbrance, to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance, other than a Permitted Encumbrance on, any material assets, in the amount of $20,000 individually or $75,000 in the aggregate, of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi)(A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $20,000 or capital expenditures which are, in the aggregate, in excess of $75,000 for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(vi);

(vii)(A) hire any employees or (B) terminate the employment of any employees other than for “cause”;

(viii)(A) increase the compensation payable or to become payable or the benefits provided to any current or former Service Provider or pay any amounts to any such Service Provider (in each case, other than salary or wages in the ordinary course of business consistent with past practice), except as required under applicable Law or the terms of any Plan in effect on the date hereof; (B) grant any severance, retention or termination pay to, or enter into any employment, bonus, change in control, retention or severance agreement with, any current or former Service Provider; or (C) establish, adopt, enter into or amend any collective bargaining agreement, bonus, profit sharing, thrift, compensation, Company Stock Award, pension, retirement, deferred compensation, employment, termination, change in control, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Service Provider; (D) loan or advance any money or property to any Service Provider; or (E) grant any equity or equity-based awards;

(ix)(A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(x) terminate, discontinue, close or dispose of any plant, facility or other business operation, or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(xi) take any action, other than immaterial reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(xii) (A) make any change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to material Taxes; or (F) waive or extend the statute of limitations in respect of Taxes;

(xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(xiv) commence or settle any Action in an amount greater than $20,000.;

(xv) enter into, amend, modify or consent to the termination of any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder;

(xvi)(A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property or Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property and Company IP Agreements; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements that have been disclosed to Parent; (D) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than employees of the Company or its Subsidiaries or other Persons that are subject to a valid and enforceable written confidentiality or non-disclosure covenant protecting against further disclosure thereof; or (E) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any material Company Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(xvii) fail to timely exercise cancellation rights pursuant to the terms of the Leases set forth in Section 4.12(b) of the Company Disclosure Schedule;

(xviii) fail to make in a timely manner any (A) filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (B) any material disclosures mandated by the rules and regulations of NASDAQ;

(xix) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s and its Subsidiaries’ past practice;

(xx) with respect to the development of the MiFlow VAD: (A) incur liabilities after the date hereof or (B) make payments, including salaries or other compensation, to the retained MiFlow VAD research and development staff, in the case of each of (A) and (B) in an amount greater the amount specified in the “MiFlow Cost Analysis” attached hereto as Exhibit D; or

(xxi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters), (ii) prepare and timely file all Tax Returns required to be filed before the Effective Time, and (iii) timely pay all Taxes shown to be due and payable on such Tax Returns, provided, however, that (A) such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law, and (B) the Company shall provide Parent and its authorized representative with a copy of such completed Tax Return at least 30 days prior to the due date (including any extension thereof) for the filing of such Tax Return and shall accept any comments made by Parent with respect to any material issue or item.

Section 6.02 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as expressly permitted by any other provision of this Agreement or (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws in a manner adverse to the stockholders of the Company as opposed to any other holders of Parent Common Stock;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of Parent’s direct or indirect wholly owned Subsidiaries to Parent or any of its other wholly owned Subsidiaries;

(c) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(d) fail to make in a timely manner any (i) filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (ii) any disclosures mandated by the rules and regulations of NASDAQ; or

(e) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in preparing and shall prepare and the Company shall file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and (ii) unless Parent exercises the Parent Cash Election within two Business Days following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the

Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Unless Parent exercises the Parent Cash Election prior to the Registration Statement becoming effective, each of Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Merger. The Company shall furnish all information concerning the Company and the holders of the Company Common Stock as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. If Parent exercises the Parent Cash Election prior to the date the Registration Statement is declared effective, the Company shall file a preliminary Proxy Statement and mail the Proxy Statement as promptly as practicable after a definitive Proxy Statement may be filed with the SEC under applicable Law.

(b) Subject to Section 7.03(d), the Proxy Statement shall (i) state that the Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (B) approved this Agreement and declared its advisability and (ii) include the Company Recommendation.

(c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior consent of the other party (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company, as applicable, will advise the other promptly after receiving oral or written notice of (i) the time when the Registration Statement has become effective or any supplement or amendment to the Proxy Statement or the Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger, or (iv) any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or SEC comments thereon or requests by the SEC for additional information. Parent and the Company shall promptly provide each other with copies of any written communication from the SEC and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement or the Registration Statement as shall be reasonably appropriate.

(d) Parent represents and warrants to the Company that the information supplied by counsel to Parent and Merger Sub or on behalf Parent and Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC and at the time it is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, shall be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(e) The Company represents and warrants to Parent that the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC and at the time it is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, shall be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 7.02 Company Stockholders’ Meeting. The Company shall take all lawful action to call, give notice of, convene and, after the commencement of the mailing of the Proxy Statement to the Company’s stockholders, hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company agrees that this Agreement shall be submitted for adoption by the stockholders of the Company at the Company Stockholders’ Meeting and the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to the Company or its stockholders of any Competing Transaction; or (ii) any Change in the Company Recommendation. Subject to Section 7.03(d), the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company agrees that it shall not submit to a vote of the stockholders of the Company any Competing Transaction or Competing Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of the Company’s stockholders regarding the adoption of this Agreement at the Company Stockholders’ Meeting. Parent may request on one occasion that the Company Stockholders’ Meeting be postponed or adjourned for up to 15 Business Days (but in any event no later than the Outside Date), (x) in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 8.01(b) will be satisfied at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Company Stockholders’ Meeting, in which event the Company shall cause the Company Stockholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.

Section 7.03 No Solicitation of Transactions. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) with respect to any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction, (iv) enter into any Competing Transaction Agreement, (v) take any action to approve a third party becoming an “interested stockholder”, or to approve any transaction, for purposes of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Except as explicitly permitted by this Section 7.03, the Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their Representatives with respect to a Competing Transaction. The Company shall not, and shall not permit any Subsidiary of the Company to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company shall, to the extent possible, promptly use commercially reasonable efforts to take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement; provided, that, the Company Board shall not be required to take any action with respect to standstill agreements that would be inconsistent with the fiduciary duties of the members of the Company Board to the Company and its stockholders under applicable Law. The Company shall promptly request each Person that has, in the past 18 months, executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) The Company shall promptly (and in any event within 24 hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to either a Competing Transaction or an IP Transaction and including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case, with respect to a Competing Transaction or an IP Transaction. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and, to the extent such proposal, inquiry, offer or request (or any amendment thereto) is oral, a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction or IP Transaction, and the Company shall promptly (and in any event within 24 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). To the extent practicable, the Company shall provide Parent with notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board in respect of such meeting), which notice may be provided on the same day that notice is provided to the Company Board of such meeting. The Company agrees that it shall simultaneously provide to Parent any nonpublic information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) to the extent that the Company has not made such information previously available to Parent.

(c) Notwithstanding anything to the contrary in this Section 7.03 (except as explicitly permitted by Section 7.03(b)), at any time prior to the receipt of the Company Stockholder Approval, the Company may furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Company Board has (i) determined, in its good faith judgment (after having received the advice of outside legal counsel) (A) that such proposal or offer constitutes, or may reasonably be expected to lead to, a

Superior Proposal and (B) that the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person, which notice may be provided on the same day that the Company takes such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Company Recommendation or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in clauses (i) or (ii), a “Change in the Company Recommendation”). Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, in response to a Superior Proposal that did not arise or result from any breach of this Section 7.03 or an Intervening Event, the Company Board may make a Change in the Company Recommendation if the Company Board determines in its good faith judgment (after having received the advice of outside legal counsel) that, in light of such Superior Proposal or Intervening Event, the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the members of the Company Board to the Company and its stockholders under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation pursuant to this Section 7.03(d) unless:

(1)	in connection with a Superior Proposal:

(A) prior to giving effect to clauses (B) through (D) below, the Company Board shall have determined, in its good faith judgment (after having received the advice of outside legal counsel) that such unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 constitutes, or may reasonably be expected to lead to, a Superior Proposal;

(B) the Company shall have provided to Parent the notice relating to such Competing Transaction in accordance with Section 7.03(b);

(C) the Company has provided written notice to Parent (a “Notice of Change in the Company Recommendation”), stating that the Company Board intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, at least four Business Days prior to making any Change in the Company Recommendation; and

(D) Parent does not, within four Business Days of receipt of the Notice of Change in the Company Recommendation (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement, including by increasing or modifying the Merger Consideration (any such offer, a “Revised Transaction Proposal”), in a manner that the Company Board determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the Company Board to make a Change in the Company Recommendation would no longer be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal provided, further, that any amendment to the terms of a Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from the Company and an additional Notice Period of two Business Days (instead of four Business Days) that otherwise satisfies this Section 7.03(d)(1)(D).

(2)	in connection with an Intervening Event:

(A) the Company has provided a Notice of Change in the Company Recommendation, stating that the Company Board intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, describing the applicable material fact, event, change, development or set of circumstances giving rise to the Intervening Event, at least four Business Days prior to making any Change in the Company Recommendation;

(B) Parent does not, within the Notice Period, make a Revised Transaction Proposal, in a manner that the Company Board determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the Company Board to make a Change in the Company Recommendation would no longer be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal.

(e) Any disclosure that the Company Board is required to make with respect to the receipt of a proposal or offer with respect to a Competing Transaction, an Intervening Event or otherwise consistent with its fiduciary duties to the Company and its stockholders under applicable Law or Rule 14d-9 or with Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Change in the Company Recommendation). Any Change in the Company Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the Transactions.

Section 7.04 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives compliance by Parent, Merger Sub, or any of their respective Affiliates, of the standstill obligations under the Confidentiality Agreement with respect to this Agreement and the Merger contemplated hereby.

Section 7.05 Employee Benefits Matters. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company; provided that nothing herein shall prohibit Parent or the Surviving Corporation and its Subsidiaries from, with respect to any such contract, agreement, arrangement, policy, plan or commitment, (i) terminating it in accordance with its terms or (ii) replacing it with a similar contract, agreement, arrangement policy, plan or commitment of Parent, as applicable. With respect to any employees of the Company or any Subsidiary of the Company as of the date of this Agreement who remain employed by the Surviving Corporation or any of its Subsidiaries immediately following the Closing Date, during the six month period following the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor the severance arrangements set forth in Section 7.05 of the Company Disclosure Schedule applicable to such employees. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use commercially reasonable efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs. The parties agree that nothing in this Section 7.05, whether express or implied, is intended to create any third party beneficiary rights in any Service Provider and that all provisions in this Section 7.05 are included for the sole benefit of the parties to this Agreement and shall not create any right in any other person, including any current or former Service Providers, any participant in any Plan or any beneficiary of a Plan.

(b) On or prior to the date that is ten (10) business days prior to the Closing Date, Parent may request that the Company take all necessary action to terminate the World Heart 401(k) Savings & Investment Plan (the “401(k) Plan”) effective as of no later than the day immediately preceding the Closing Date. In event that Parent makes such request, (i) the Company shall provide Parent with evidence reasonably acceptable to Parent that the 401(k) Plan has been terminated effective as of no later than the day immediately preceding the Closing Date pursuant to resolutions of the Company Board and (ii) Parent shall use its reasonable best efforts to take all steps necessary to permit each employee of the Company or one of its Subsidiaries who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the 401(k) Plan into an account under Parent’s 401(k) plan to the extent permitted by Parent’s 401(k) Plan.

(c) COBRA. The Company will not continue to offer a group health plan to employees after the Closing and, accordingly, Parent shall be solely responsible for providing, or causing an Affiliate of Parent to provide, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Company shall provide all necessary or appropriate information for Parent to offer continuation coverage to such M&A Qualified Beneficiaries.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that all rights to indemnification existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries as provided in the respective charter, by-laws or other organizational documents or in any indemnification agreement as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for not less than six years following the Effective Time, except as otherwise required by Law. If any claims for indemnification are asserted within such period, all rights to indemnification in respect of such claims shall continue until final disposition of such claims. Without limiting the scope of the foregoing, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the certificate of incorporation of the Company and Article XI of the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable to the Persons covered by such policies maintained by the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an annual amount in excess of 100% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.06 of the Company Disclosure Schedule) for such insurance; provided, further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount.

(c) The Surviving Corporation’s obligations under Section 7.06(b) may be satisfied, with the approval of Parent, by the Company purchasing a “tail” policy from an insurance carrier with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each Person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the persons covered by such policies maintained by the Company than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the amount paid by the Company shall not be in excess of 150% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.06 of the Company Disclosure Schedule) for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

(d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06. This Section 7.06 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Persons.

Section 7.07 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which could reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a), as applicable, would not be satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.03(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08 Commercially Reasonable Efforts; Further Action. (a) Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using commercially reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

(b) Each of the parties hereto agrees to cooperate and use commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.09 Plan of Reorganization. (a) Unless Parent exercises the Parent Cash Election, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the earlier of the Effective Time and the date of Parent’s exercise of the Parent Cash Election, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, unless Parent has exercised the Parent Cash Election, none of the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Parent and the Company shall cooperate and use their respective reasonable best efforts (unless Parent exercises the Parent Cash Election) in order for (i) Parent to obtain the opinion of Shearman & Sterling LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, and (ii) the Company to obtain the opinion of Cooley LLP (the “Cooley Opinion”), in form and substance reasonably acceptable to the Company, dated as of the Closing Date, each to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income Tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. As a condition precedent to the rendering of such opinions, Parent and the Company shall, as of the Closing Date, execute and deliver to Shearman & Sterling LLP and Cooley LLP Tax Representation Letters. Parent and the Company shall, as of the date for filing the Registration Statement (unless Parent exercises the Parent Cash Election), execute and deliver to Shearman & Sterling LLP and Cooley LLP Tax Representation Letters, dated and executed as of the applicable filing date.

(c) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent the Tax Representation Letters at the applicable times set forth in Section 7.09(b) or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by Section 7.09(b).

(d) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent the Tax Representation Letters at the applicable times set forth in Section 7.09(b) or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by Section 7.09(b).

Section 7.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.11 Consents of Accountants. Parent and the Company will each use their respective commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with the Registration Statement, unless Parent exercises the Parent Cash Election.

Section 7.12 Listing of Shares of Parent Common Stock. Unless Parent exercises the Parent Cash Election, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

Section 7.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 7.13 shall terminate upon a Change in the Company Recommendation; provided, further, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, nonpublic information regarding the other party.

Section 7.14 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Transfer Taxes. All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.15 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.16 Stockholder Litigation. The Company shall give Parent and its Representatives the opportunity to consult with the Company in connection with the defense or settlement of any stockholders litigation against the Company or its directors relating to the Transactions.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement. Unless Parent shall have exercised the Parent Cash Election, the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.(d) NASDAQ Listing. Unless Parent shall have exercised the Parent Cash Election, the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.01 and the first three sentences of Section 4.03 shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company contained in Section 4.04(a) and (c) and Section 4.08(b) shall be true and correct and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct has not had a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of the Agreement, there has not been any Company Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) Cash Balance. The Company shall have delivered evidence reasonably satisfactory to Parent showing that the Company and its Subsidiaries will have Cash on hand (in its bank accounts or otherwise) in an aggregate amount as of the Effective Time not less than the amount set forth on Exhibit C.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.01 and the first three sentences of Section 5.03 shall be true and correct except for de minimis errors, (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.04 shall be true and correct in all respects and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not had a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent Material Adverse Effect. Since the date of the Agreement, there has not been any Parent Material Adverse Effect.

(d) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board, respectively; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this

Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(ii) the Company Stockholder Approval (including any adjournments and postponements thereof) shall not have been obtained upon a final vote to adopt the Agreement held at the Company Stockholders’ Meeting; or

(c) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by the Company of written notice thereof from Parent; or

(ii) if (A) a Change in the Company Recommendation shall have occurred; (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (C) the Company or the Company Board shall have approved, endorsed, adopted, recommended or entered into a Competing Transaction Agreement; (D) the Company Board shall have failed to publicly recommend against a Competing Transaction within five days of a written request by Parent that it do so; or (E) the Company shall have materially breached, or shall be deemed to have materially breached (pursuant to Section 7.03(a)), its obligations under Section 7.02 or Section 7.03; or

(iii) if a Company Material Adverse Effect shall have occurred.

(d) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by Parent of written notice thereof from the Company; or

(ii) if a Parent Material Adverse Effect shall have occurred.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination; or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the terms of Section 7.04(b), Section 7.04(c) and Section 9.03 shall survive any termination of this Agreement; provided, that for purposes of this Agreement, an intentional breach shall mean a breach of any representation, warranty or covenant that is a consequence of an act or failure to act that a party takes with the knowledge or intention that the taking of such act or the failure to take such act could cause or could reasonably be expected to cause a breach of this Agreement.

Section 9.03 License Agreement and Expenses. (a) The Company agrees that:

(i) If Parent and the Company terminate this Agreement pursuant to Section 9.01(a);

(ii)(A) if Parent or the Company terminate this Agreement pursuant to Section 9.01(b)(i), (B) the reason that Parent has not consummated the transactions contemplated by the Merger Agreement prior to the Outside Date is the failure by the Company to satisfy the condition set forth in Section 8.02(e), and (C) the Company and its Subsidiaries have Cash on hand (in its bank accounts or otherwise) in an aggregate amount of less than $3,500,000;

(iii) if Parent terminates this Agreement pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or Section 9.01(c)(iii); or

(iv) if Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(ii);

then, in any such event, upon the payment of the License Fee (as defined in the License Agreement) which shall be made by Parent in immediately available funds by wire transfer to the Company, the License Agreement shall become effective.

(b) Parent agrees that (i) if Parent and the Company terminate this Agreement pursuant to Section 9.01(a), (ii) the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(d) or (iii) Parent terminates this Agreement pursuant to Section 9.01(b)(i) (provided that the termination right in Section 9.01(b)(i) is also available to the Company at the time of Parent’s termination), then, in any such event, Parent shall reimburse the Company for the Company Expenses, the payment of which shall be made by Parent in immediately available funds by wire transfer no later than three Business Days after the Company’s delivery to Parent of a notice setting forth the amount of the Company Expenses.

(c) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

(d) The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with NASDAQ rules requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.04(c), Section 7.06, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement) and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Attention:	Lawrence Knopf
Telephone:	(508) 739-0950
Facsimile:	(508) 739-0948
Email:	lknopf@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:	Clare O’Brien
Robert Katz
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
Email:	cobrien@shearman.com
robert.katz@shearman.com

if to the Company:

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, Utah 84116

Attention:	Morgan Brown
Telephone:	(801) 303-4361
Email:	morgan.brown@worldheart.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:	Mark Weeks
Facsimile:	(650) 618-2034
Email:	mweeks@cooley.com

and with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:	Barbara L. Borden
Facsimile:	(858) 550-6420
Email:	bordenbl@cooley.com

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto and including the Company Disclosure Schedule), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations and (ii) such assignment would not reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 10.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President/CEO

OCEAN ACQUISITION HOLDING INC.

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President

WORLD HEART CORPORATION

By:	/s/ John Alexander Martin
Name: John Alexander Martin
Title: President & CEO

[Signature Page to Agreement and Plan of Merger]